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Exhibit 99.2

FORM OF
SUBSCRIPTION AGREEMENT

        THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of this 4th day of December 2002, by and between E-centives, Inc., a Delaware corporation (the "Company"), and the undersigned (the "Investor").

RECITALS

        WHEREAS, Investor was a debentureholder of Consumer Review, Inc., a Delaware corporation ("Consumer Review"), prior to the dissolution and winding up of Consumer Review.

        WHEREAS, pursuant to that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of November 8, 2002, by and between the Company and Consumer Review, the Company will issue and place in escrow 400,000 shares of its Series B Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), such shares being issued to the debentureholders of Consumer Review, pro rata, based upon the overall percentage of the aggregate principal amount of each such debentureholder's debentures in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated thereunder;

        WHEREAS, the Preferred Stock shall be held in escrow for a period of approximately one (1) year and three (3) months from the date of Closing, during which time the Common Stock issuable upon conversion of the Preferred Stock shall be registered with the Securities and Exchange Commission and listed on the SWX New Market of the Swiss Exchange;

        WHEREAS, (i) pursuant to the Purchase Agreement and that certain Escrow Agreement (the "Escrow Agreement"), dated as of December 20, 2002, by and among the Company, Consumer Review and Wachovia Bank, N.A., as escrow agent, and (ii) subject to certain adjustments and conditions set forth in the Purchase Agreement, that number of shares of the Preferred Stock set forth on the signature page hereto has been subscribed for by Investor hereunder and such shares will be disbursed from escrow to Investor, in a transaction exempt from registration under the Securities Act, and the regulations promulgated thereunder (the "Stock Issuance");

        NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the parties hereto agree as follows:

1.    Capitalized Terms.    Capitalized terms used herein and not otherwise defined have the respective meaning ascribed to them in the Purchase Agreement.

2.    Subscription.

        2.1    Subscription.    Investor, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase the number of shares of Preferred Stock indicated on the signature page hereof.

        2.2    Purchase Price.    Investor understands and acknowledges that the purchase price for each share of Preferred Stock shall be CHF zero (0).

3.    Closing.    The closing of the transactions contemplated by the Purchase Agreement occurred on or about December 4, 2002 (the "Closing"). The stock certificates representing the Preferred Stock contemplated by the Purchase Agreement will be issued within a reasonable time after Closing and deposited into escrow until such time as the Preferred Stock is converted into Common Stock as set forth below. Upon conversion of the Preferred Stock into Common Stock in accordance with the Purchase Agreement, the Company will issue a global share certificate representing all the shares of Common Stock issuable upon conversion of the Preferred Stock being issued to Consumer Review ("Global Share Certificate"), which Global Share Certificate shall then be deposited into escrow pending the listing of the Common Stock on the SWX New Market of the SWX Swiss Exchange and the effective filing of a registration statement under the Securities Act with the Securities and Exchange Commission ("SEC"). Investor shall have no rights as a shareholder with respect to shares subscribed for until such certificates are issued.

4.    Company Representations and Warranties.

        The Company hereby represents and warrants to the Investor as follows:

        4.1    Organization and Good Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Company has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.

        4.2    Authorization; Enforceability.    The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company, and this Agreement, when duly executed and delivered by the Investor, will constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.3    Title to Stock.    Upon the consummation of the transactions contemplated by the Purchase Agreement and delivery by the Company into escrow of the global certificate representing all of the shares issued in this Stock Issuance (including, without limitation, the shares of Common Stock issued hereunder) the Preferred Stock will be duly and validly issued, fully paid and nonassessable.

5.    Investor Representations, Warranties and Agreement.

        The Investor hereby represents, warrants to, and agrees with, the Company as follows:

        5.1    Organization, Standing and Capacity.    If the Investor is a partnership, corporation, limited liability company, or other entity or association (an "Entity"): (i) the Investor has not been organized for the purpose of subscribing for the Preferred Stock and has made all representations, warranties, covenants and agreements contained in this Agreement with respect to and on behalf of all of the beneficial owners of the Investor as well as the Investor; (ii) the Investor is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Investor has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. If the Investor is a natural person, the Investor has the full and unrestricted legal capacity to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

        5.2    Authorization; Enforceability.    If the Investor is an Entity, the execution, delivery and performance of this Agreement by the Investor and the consummation by the Investor of the transactions contemplated hereby have been duly authorized by all necessary Entity action of the Investor. This Agreement, when duly executed and delivered by the Company, will constitute a valid and legally binding agreement of the Investor enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        5.3    Absence of Violation.    Neither the execution or delivery of this Agreement by the Investor nor the consummation of the transactions contemplated hereby by the Investor constitutes a violation or default under or conflicts with, or will result in the creation of any encumbrance on any of the assets owned by the Investor under, any term or provision of the organizational documents of the Investor (if the Investor is an Entity), or any contract, commitment, lease, instrument, or agreement to which the Investor is a party or by which the Investor is bound.

        5.4    Risk Associated with Investment in the Preferred Stock; Not an Underwriter.    The Investor recognizes that an investment in the Company involves a high degree of risk for an indefinite period of time, and it, he or she has taken full cognizance of and understands all of the risks related to the issuance of the Preferred Stock. The Investor is not an "underwriter" as defined in Section 2(a)(11) of the Securities Act, and is acquiring the Preferred Stock for investment purposes only.

        5.5    Financial Ability.    The Investor has the financial ability to bear the economic risk of his, her or its investment, including a total loss of the investment, has adequate means for providing for his, her or its current needs and personal contingencies and has no need for liquidity with respect to his, her or its investment in the Company. The Investor recognizes that the issuance of Preferred Stock involves a high degree of risk in that (i) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Preferred Stock; (ii) an investor may not be able to liquidate his, her or its investment; (iii) transferability of the Preferred Stock is expected to be extremely limited; and (iv) in the event of a disposition, an investor could sustain the loss of his, her or its entire investment.

        5.6    Age of Majority; Address.    The Investor, if an individual, is at least eighteen (18) years of age. The address set forth below is the Investor's correct home address, or if the Investor is other than an individual, the Investor's correct principal office address and the Investor has no present intention of changing such address.

        5.7    NASD.    The Investor acknowledges that if he or she is a registered representative of a National Association of Securities Dealers ("NASD") member firm, he or she must give such firm the notice required by the NASD's Rules of Fair Practice.

        5.8    No Broker.    The Investor has not retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless the Company from liability for any compensation to any such intermediary retained by the Investor and the fees and expenses of defending against such liability or alleged liability.

        5.9    Accuracy of Investor's Representations, Warranties, and Agreements.    The representations, warranties, and agreements of the Investor set forth in this Agreement are true and accurate as of the date hereof and shall be true and accurate as of the date of the acceptance hereof by the Company and the issuance of the Preferred Stock to the Investor. If in any respect such representations, warranties, and agreements shall not be true and accurate at any time prior thereto, the Investor promptly shall give written notice of such fact to the Company specifying which representations, warranties, and agreements are not true and accurate and the reasons therefor. No representation or warranty of the Investor in this Agreement, contains or will contain any untrue or misleading statement or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

        5.10    Qualified Purchaser.    The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company and is a "qualified purchaser" within the meaning of Section 2(a)(51)(A) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the "1940 Act").

        5.11    Regulation S.    The Investor understands (i) that the Preferred Stock to be issued to it pursuant to this Agreement has not been registered under the Securities Act in reliance on a safe harbor contained in Regulation S promulgated under the Securities Act ("Regulation S"), and (ii) that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the applicability of such safe harbors and the Investor's suitability to acquire the Preferred Stock.

        5.12    Non-U.S. Person.    The Investor is not, and at the time of the acquisition of the Preferred Stock will not be, a "U.S. person" as defined in Regulation S. The Investor is not, and at the time of the acquisition of the Preferred Stock will not be, acquiring the Preferred Stock for the benefit of a "U.S. person" as defined in Regulation S under the Securities Act. Upon consummation of the transactions contemplated by this Agreement, the Investor will be the sole beneficial owner of the Preferred Stock issued to it pursuant to this Agreement, and the Investor has not pre-arranged any sale with any purchaser or purchasers in the United States. For purposes of this Agreement, a "U.S. person" includes, without limitation, any natural person resident in the United States, any partnership or corporation organized or incorporated under the laws of the United States (other than certain branches of non-U.S. banks or insurance companies), any estate of which any executor or administrator is a U.S. person or any trust of which any trustee is a U.S. person (with certain exceptions) and any agency or branch of a foreign entity located in the United States, but does not include a natural person not resident in the United States. The "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

        5.13    Outside the U.S.    The Investor is outside the United States as of the date of the execution and delivery of this Agreement and will be outside the United States at the time of the issuance of Preferred Stock as contemplated by this Agreement; provided, that delivery of the Preferred Stock may be effected in the United States through the Investor's agent as long as the Investor is outside the United States at the time of such delivery.

        5.14    Limitation on Transfer.    The Investor understands that the Preferred Stock cannot be offered for sale, sold or otherwise transferred unless in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act. The Investor has no present intention to sell or otherwise transfer the Preferred Stock except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act. The Investor understands that the Company is required, under Rule 903 of Regulation S, to refuse to register the transfer of any of the Preferred Stock to be received by the Investor pursuant to this Agreement that is not transferred pursuant to a registration statement under the Securities Act, in compliance with Regulation S or otherwise pursuant to an available exemption from registration.

        5.15    No Short Position.    The Investor covenants that the Investor will not, directly or indirectly, or through one or more intermediaries, maintain any short position in the Preferred Stock during the "Distribution Compliance Period", as defined in Regulation S.

        5.16    No Hedging Transactions.    The Investor hereby agrees not to engage in hedging transactions with regard to the Preferred Stock unless in compliance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

        5.17    Limitations on Resale.    The Investor will resell the Preferred Stock only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

        The foregoing representations, warranties and agreements shall survive the Closing.

6.    Indemnity.

        The Investor agrees to indemnify and hold harmless the Company and the Company's officers, directors, employees and affiliates and each other person, if any, who controls any thereof, against any loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Investor to comply with any covenant or agreement made by the Investor in this Agreement or in any other document furnished by the Investor to any of the foregoing in connection with the transactions contemplated hereunder.

7.    Confidentiality.

        The Investor acknowledges that the information contained in this Agreement is confidential and non-public information and Investor agrees that except as provided herein, the Investor shall not use such information for its benefit, shall use all reasonable efforts to maintain the confidentiality of all such information and shall not disclose any such information to any third party (other than to Investor's advisors or representatives) for any reason, except to the extent required by applicable law or administrative or judicial process; provided, however, that this obligation shall not apply to any such information that (a) is part of the public knowledge or literature and readily accessible at the date hereof; (b) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of breach of this provision); or (c) is received in good faith on a non-confidential basis from a third party (except a third party who discloses such information in violation of a confidentiality agreement or obligation with or to the Company).

8.    Miscellaneous.

        8.1    Notices.    All notices, requests, consents and other communications herein shall be in writing and shall be deemed to be delivered (i) on the date delivered, if personally delivered or transmitted via facsimile with return confirmation of such transmission; (ii) on the second business day after the date sent, if sent by recognized overnight courier service; and (iii) on the fifth (5th) day after the date sent, if mailed by first-class certified mail, postage prepaid and return receipt requested, as follows:

          (a)  If to the Company:

with a copy to:
E-centives, Inc.	Kelley Drye & Warren LLP
6901 Rockledge Drive	8000 Towers Crescent Drive
6th Floor	Suite 1200
Bethesda, MD 20817	Vienna, VA 22182
Attention: General Counsel	Attention: Jason Karp, Esq.
Facsimile: (240) 333-6204	Facsimile: (703) 918-2450

          (b)  If to the Investor, addressed to the Investor at the address set forth on the signature page hereto, or at such other address as the Investor shall designate by written notice to the Company.

        8.2    Governing Law; Consent to Jurisdiction.    Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that this Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to its principles of conflicts of law that would require the application of the law of another jurisdiction. Each party hereto hereby irrevocably consents and agrees for the benefit of the other party hereto that any legal action suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Maryland, United States of America, and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such court with respect any such action, suit or proceeding. Each party hereto hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings, brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

        8.3    No Implied Waiver.    The failure of either the Company or the Investor to enforce any of the provisions of this Agreement, or the waiver of any of the provisions of this Agreement in any instance, shall not be construed as a general waiver or relinquishment on its part of that provision. No waiver or modification of any provision of this Agreement shall be implied. In order to be effective, a waiver or modification of a provision of this Agreement shall be in writing and must be signed by the party against which it is to be enforced.

        8.4    Further Assurances.    The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement. The Investor hereby agrees to provide to the Company such additional information as may be requested by the Company from time to time.

        8.5    Entire Agreement; Amendments.    This Agreement contains the entire agreement, and supersedes any prior communications, understandings or agreements, of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified or supplemented by an agreement in writing executed by duly authorized representatives of the Company and the Investor.

        8.6    Binding Effect; Assignability.    Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns. If the Investor is more than one person, the obligations of the Investor shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by and be binding upon each such person and his or her heirs, executors, administrators, successors and legal representatives. This Agreement is not transferable or assignable by the Investor without the prior written consent of the Company.

        8.7    Interpretation.    The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its contents. Terms defined or used in this Agreement in the singular form shall be interpreted to apply to the plural form as well, and vice versa, as the identity of the parties or objects referred to may require. References to "business days" exclude Saturdays, Sundays and holidays during which nationally chartered banks in New York City are authorized or required to close. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the persons or entities may require. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        8.8    Counterparts; Joint Preparation.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall not be interpreted against either party by reason of its drafting of this Agreement, but shall be interpreted according to the application of rules of interpretation for arms' length agreements.

        8.9    Severability; Survival.    The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect. Provisions contained in this Agreement that by their sense and content are intended to survive termination of this Agreement shall so survive, including without limitation the provisions of Sections 5, 6, 7 and 8.

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SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

        We will issue a global share certificate representing all shares issued in this Stock Issuance as soon as practicable after the Closing. These shares shall be held in escrow for a period of approximately one (1) year and three (3) months from the date of Closing, during which time the Common Stock issuable upon conversion of the Preferred Stock shall be registered with the Securities and Exchange Commission and listed on the SWX New Market of the Swiss Exchange. During this period of time, the shares will not be tradable. Upon release of the shares from escrow, your share information, by way of book entry or other method, will be delivered to the following [please provide appropriate contact information]:

The Investor will receive            shares of Preferred Stock.

(Signature of Investor)

Print information as it is to appear on the Company records.

(Name of Investor)
(Address)	(Telephone Number)

ACCEPTED AND AGREED:
E-centives, Inc.

By:	Name: Title:	Dated:

QuickLinks

  Exhibit 99.2
FORM OF SUBSCRIPTION AGREEMENT
RECITALS
SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT